Exhibit 14(b)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Morgan Stanley Direct Lending Fund:

We have audited the consolidated statements of assets and liabilities of Morgan Stanley Direct Lending Fund and subsidiaries (the “Company”), including the consolidated schedule of investments, as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in net assets and cash flows for the years ended December 31, 2021 and 2020 and the period from May 30, 2019 (inception) to December 31, 2019, the financial highlights for the years ended December 31, 2021, and 2020, and have issued our report dated March 18, 2022. Our audits of the Company also included the information as of December 31, 2021, 2020, and 2019, appearing under the caption “Senior Securities”. This information is the responsibility of the Company’s management. Information about the Company’s senior securities as of December 31, 2021, 2020, and 2019 appearing under the caption “Senior Securities” has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

New York, NY

March 18, 2022